EXHIBIT 97.00

CLAWBACK POLICY

of

CSG Systems International, Inc.

(Adopted as of November 14, 2023)

This Clawback Policy (this “Policy”) has been adopted by CSG Systems International, Inc. (the “Company”) to address the recovery of erroneously awarded incentive-based compensation in compliance with the rules set forth in Section 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the related listing rules of the Nasdaq Stock Market (“Nasdaq”), specifically including Listing Rule 5608 of the Nasdaq Stock Market Rulebook (collectively, the “Clawback Rules”). This Policy supersedes and replaces in its entirety any prior or existing policies or agreements adopted by the Company with respect to the clawback of incentive-based compensation payable to a person covered by this Policy. To the extent this Policy is in any manner deemed inconsistent with the Clawback Rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

Article I.
Definitions

A “Section 16 Officer” is the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements of the Company or included in a filing made by the Company with the Securities and Exchange Commission (the “SEC”).

“Incentive-Based Compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Article II.
Application of the Policy

This Policy shall apply in the event that the Company is required to prepare an “accounting restatement” due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Article III.
Recovery of Erroneously Awarded Compensation

The compensation that is subject to clawback under this Policy is Incentive-Based Compensation that is Received by a Section 16 Officer:

a)
after such person began service as a Section 16 Officer;

b)
who served as a Section 16 Officer at any time during the performance period for such Incentive-Based Compensation (for the avoidance of doubt, this includes both current and former Section 16 Officers);

c)
while the Company has a class of securities listed on Nasdaq (or such other national securities exchange on which the Company’s securities are then listed); and

d)
during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described under the heading “Application of the Policy.” Further, see Rule 10D-1(b)(1)(i)(D) of the Exchange Act for certain circumstances under which the Policy will apply to Incentive-Based Compensation Received by a Section 16 Officer during a transition period arising due to a change in the Company’s fiscal year within or immediately following those three completed fiscal years.

The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed.

Article IV.
Determination of Recovery Period

For purposes of determining the relevant recovery period, the date that the Company is required to prepare an accounting restatement shall be the earlier to occur of:

a)
the date the Board of Directors of the Company (the “Board”), a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described under the heading “Application of the Policy”; or

b)
the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.

Article V.
Erroneously Awarded Compensation

The amount of Incentive-Based Compensation subject to this Policy (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive Based-Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed on a pre-tax basis.

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:

a)
the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and

b)
the Company must maintain documentation of the determination of that reasonable estimate and, as applicable, provide such documentation to Nasdaq.

Article VI.
Recovery by the Company

The Company shall seek to recover reasonably promptly any Erroneously Awarded Compensation in compliance with this Policy, except to the extent that: (i) the conditions of paragraphs (a) or (b) below apply, and (ii) the Compensation Committee of the Board (or as regards to the Chief Executive Officer, a majority of the independent directors serving on the Board) (as applicable, the “Committee”), has made a determination that recovery would be impracticable.

a)
The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and, as applicable, provide that documentation to Nasdaq.

b)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Any action by the Company to recover Erroneously Awarded Compensation under this Policy from a Section 16 Officer shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Section 16 Officer, or (ii) to constitute a breach of a contract or other arrangement to which such Section 16 Officer is party.

The Committee shall have discretion to determine the appropriate means of recoupment of Erroneously Awarded Compensation, which may include without limitation: (i) recoupment of cash or shares of Company stock, (ii) forfeiture of unvested cash or equity awards (including those subject to service-based and/or performance-based vesting conditions), (iii) cancellation of outstanding vested cash or equity awards (including those for which service-based and/or performance-based vesting conditions have been satisfied), (iv) to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), offset of other amounts owed to the executive or forfeiture of deferred compensation, (v) reduction of future compensation, and (vi) any other remedial or recovery action permitted by law. Notwithstanding the foregoing, the Company makes no guarantee as to the treatment of such amounts under Section 409A and shall have no liability with respect thereto. For the avoidance of doubt, appropriate means of recoupment may include recovery from amounts that were approved, awarded, or granted prior to the date hereof.

Article VII.
“Reasonably Promptly”

The Committee shall determine the repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with the “reasonably promptly” requirement. Such determination shall be made consistent with any applicable legal guidance, by the SEC, Nasdaq, judicial opinion, or otherwise.

Article VIII.
No Indemnification

Notwithstanding anything to the contrary in any other policy or governing document of the Company or any agreement between the Company and a Section 16 Officer, no Section 16 Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation or any claims relating to the Company's enforcement of its rights under this Policy.

Article IX.
Administration of Policy

The Compensation Committee of the Board shall administer this Policy and reserves the right to amend this Policy or any portion of it as it deems appropriate at any time. Decisions of the Compensation Committee of the Board with respect to this Policy shall be final, conclusive and binding on all Section 16 Officers subject to this Policy, unless determined to be an abuse of discretion or determined to be unenforceable by the SEC or Nasdaq.

Article X.
Agreement to Policy by Section 16 Officers

The Compensation Committee of the Board shall take reasonable steps to inform Section 16 Officers of this Policy. Section 16 Officers should read this Policy carefully, and direct questions to the Company’s General Counsel.